Exhibit 99.1

Motus GI Announces U.S. Patent For The Pure-Vu® System's Automatic Self-Purging Features

-Expanding patent portfolio extends first-mover advantage in the colonoscopy procedure market, estimated at close to 55M global procedures per year

FORT LAUDERDALE, FL, December 16, 2021 – Motus GI Holdings, Inc., (NASDAQ: MOTS) ("Motus GI" or the "Company"), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today announced that the U.S. Patent and Trademark Office (USPTO) has issued patent no. 11,185,625, which is titled, “Colon cleaning system with automatic self-purging features.”

“We continue to actively secure IP protection around the key features of our Pure-Vu® System. This latest patent covers the system’s proprietary smart sense suction and evacuation features, including innovative sensing technology that detects potential blockages in the working channel and automatically clears them allowing continued removal of significant levels of debris from the colon,” commented Tim Moran, Chief Executive Officer. “The automatic self-purge is one of the many features that will be incorporated into Pure-Vu EVS, an advanced, next-generation system that will enhance procedural ease of use, and speed of deployment as compared with our second generation system. The new Pure-Vu EVS represents a significant advancement of our technology, including rapid set-up in less than 90 seconds, the ability to load our sleeve on a ‘dirty’ scope in the procedure room, and enhanced navigation, handling and overall ease of use. We expect to submit a 510(k) application to FDA for Pure-Vu EVS by end of 2021.”

The Pure-Vu System helps facilitate the cleaning of a poorly prepared colon during the colonoscopy procedure. The device integrates with standard and slim colonoscopes to improve visualization during a colonoscopy while preserving established procedural workflow by irrigating the colon and evacuating debris to provide a better-quality exam. Challenges with bowel preparation for inpatient colonoscopy, particularly patients who are elderly, with comorbidities, or active bleeds, represent a significant area of unmet need that directly affects clinical outcomes and increases the cost of care. Motus GI believes the Pure-Vu System may lead to positive outcomes and lower costs for hospitals by safely and quickly improving visualization of the colon, which we believe may lead to a quality exam the first time. In multiple clinical studies to date, involving the treatment of challenging inpatient and outpatient cases, the Pure-Vu System has consistently helped achieve adequate bowel cleanliness rates greater than 95% following a reduced prep regimen. Motus GI estimates that approximately 4.8 million inpatient colonoscopy procedures took place during 2021.

The second-generation Pure-Vu System - Pure-Vu GEN2 - is cleared by the U.S. Food and Drug Administration (FDA) with commercial installations at leading hospitals across in the U.S.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company's current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com